Exhibit 24

POWER OF ATTORNEY

       I hereby appoint Jay P. McConie, William Aprigliano or Maria Doyle to act as my true and lawful attorney in fact with authority to execute on my behalf any Form ID, 3, 4, 5 or 144 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Mr. McConie, Mr. Aprigliano or Ms. Doyle in writing that their authority to act on my behalf in this manner has been withdrawn.

       I have signed this power of attorney on January 19,2022.

       By: /s/ TANWEER ANSARI
           Tanweer Ansari


       In the presence of: /s/ CATHERINE E. IRVIN
                           Catherine E. Irvin

       at: Glen Head, New York
           City         State